Exhibit 99.1

Courier Corporation Announces Agreement to Sell Unused Portion of Its Multi-Building Manufacturing Complex in Westford, Massachusetts

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--March 28, 2003--Courier Corporation (Nasdaq: CRRC) today announced an agreement to sell approximately 200,000 square feet of unoccupied and underutilized portions of its multi-building manufacturing complex located in the Forge Village area of Westford, Massachusetts to Abbot Mill, LLC for $1.7 million. The buyer intends to convert this facility into high-end residential dwellings. Courier will continue its current levels of book manufacturing at the site. The agreement contains a number of significant contingencies, including the town of Westford's approval of a property subdivision plan. Assuming these contingencies can be resolved, closing is anticipated in late 2003.
    James F. Conway III, Chairman, President and CEO of Courier stated, "We are pleased to have reached this agreement with Abbot Mill, LLC as it provides the opportunity to return many of the historic multi-story structures on the property to a prominent place within the Westford community. If successful, this sale will result in reductions in our building operating costs without impacting our book manufacturing operations in Westford. The agreement requires that we incur certain costs to complete the transaction, such as the separation of all utilities within the complex. Although these costs could be significant, if the transaction is completed we anticipate realizing a small gain on the sale."
    The unused multi-story red brick mill buildings are part of a 600,000 square foot complex of about twenty buildings, situated on 42 acres. They are the oldest buildings in the complex and are now no longer conducive to manufacturing. They were once the corporate headquarters for the Murray Printing Company, which was purchased by Courier Corporation in 1966, and were originally built as part of the Abbot Worsted Mills more than a century ago.

    About Courier Corporation

    Courier Corporation publishes, prints and sells books.
Headquartered in North Chelmsford, MA, Courier has two lines of business: full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

    Portions of this release contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors and uncertainties, which could cause Courier's actual results to differ materially from those anticipated by the forward-looking statements. These factors could include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Courier's subsequent SEC filings.

    CONTACT: Courier Corporation
             Lee E. Cochrane, 978/251-6000